SCHEDULE 14A
                                 (Rule 14a-101)
                     INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
           Proxy Statement Pursuant to Section 14(a) of the Securities
                              Exchange Act of 1934

Filed by the Registrant |X|
Filed by a Party other than the Registrant |_|

Check the appropriate box:
|_| Preliminary Proxy Statement
|X| Definitive Proxy Statement
|_| Definitive Additional Materials
|_| Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12
|_| Confidential, for Use of the Commission Only (as permitted by
    Rule 14a-6(e)(2))

                       U.S. DIGITAL COMMUNICATIONS, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)


--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

    |X| No fee required.

    |_| Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    (1) Title of each class of securities to which transaction applies:

--------------------------------------------------------------------------------

    (2) Aggregate number of securities to which transaction applies:

--------------------------------------------------------------------------------

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

--------------------------------------------------------------------------------

    (4) Proposed maximum aggregate value of transaction:

--------------------------------------------------------------------------------

    (5) Total fee paid:

--------------------------------------------------------------------------------

    |_| Fee paid previously with preliminary materials.

--------------------------------------------------------------------------------

    |_| Check box if any part of the fee is offset as provided by Exchange Act
        Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

        (1) Amount Previously Paid:

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        (2) Form, Schedule or Registration Statement No.:

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        (3) Filing Party:

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        (4) Date Filed:

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

                       U.S. DIGITAL COMMUNICATIONS, INC.
                         2 Wisconsin Circle, Suite 700
                             Chevy Chase, MD 20815
                                (301) 961-1540

                                  ----------


                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           to be held on May 6, 1999


TO THE STOCKHOLDERS OF
U.S. DIGITAL COMMUNICATIONS INC.:


      NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of U.S. Digital Communications Inc., a Nevada corporation (the "Company"), will be held at Ristorante Terrazza, 2 Wisconsin Circle, Chevy Chase, MD 20815 on Thursday, May 6, 1999 at 9:00 a.m. EDT (the "Annual Meeting"), for the following purposes:


      (i) To elect seven nominees to the Board of Directors to hold office until the 2000 Annual Meeting of Stockholders and until their respective successors are elected and qualified;


      (ii) To approve the 1998 Stock Option, Deferred Stock and Restricted Stock Plan;


      (iii) To ratify the appointment of independent auditors for the fiscal year ending December 31, 1999; and


      (iv) To transact such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.


      Holders of record of the Company's $0.01 par value Common Stock (the "Common Stock") at the close of business on April 9, 1999 will be entitled to vote at the Annual Meeting or any adjournments or postponements thereof. All stockholders are cordially invited to attend the Annual Meeting in person. However, whether or not you expect to attend the Annual Meeting in person, it is requested that you promptly fill in, sign and return the enclosed proxy.



                                By order of the Board of Directors,



                                EDWARD KOPF
                                Executive Vice President and Secretary


Chevy Chase, Maryland
April 14, 1999


YOU ARE URGED TO FILL IN, SIGN, DATE AND MAIL THE ENCLOSED PROXY. IF YOU ATTEND THE ANNUAL MEETING AND VOTE IN PERSON, THE PROXY WILL NOT BE USED. IF THE PROXY IS MAILED IN THE UNITED STATES IN THE ENCLOSED ENVELOPE, NO POSTAGE IS REQUIRED. THE PROMPT RETURN OF YOUR PROXY WILL SAVE THE EXPENSE INVOLVED IN FURTHER COMMUNICATION.

                       U.S. DIGITAL COMMUNICATIONS, INC.
                         2 Wisconsin Circle, Suite 700
                             Chevy Chase, MD 20815
                                (301) 961-1540

                                  ----------


                                PROXY STATEMENT
                    for the Annual Meeting of Stockholders
                           to be held on May 6, 1999

                                  ----------
                                                                 April 14, 1999


TO THE STOCKHOLDERS OF
U.S. DIGITAL COMMUNICATIONS, INC.:


      This Proxy Statement (the "Proxy Statement") is being furnished to stockholders of U.S. Digital Communications, Inc., a Nevada Corporation (the "Company"), in connection with the solicitation of proxies in the accompanying form by the Board of Directors for use at the Annual Meeting of Stockholders (including any adjournments or postponements thereof, the "Annual Meeting") to be held at Ristorante Terrazza, 2 Wisconsin Circle, Chevy Chase, MD 20815 on Thursday, May 6, 1999 at 9:00 a.m. EDT. The approximate date on which this Proxy Statement and the accompanying form of proxy will be sent to the stockholders is April 14, 1999.


      All holders of record (the "Stockholders") of the Company's common stock, par value $0.01 per share (the "Common Stock"), at the close of business on April 9, 1999 (the "Record Date"), are entitled to vote at the meeting and their presence is desired. Each outstanding share of Common Stock as of the Record Date is entitled to one vote. At the close of business on the Record Date, 20,767,966 shares of Common Stock were outstanding.


      If a Stockholder cannot be present in person at the Annual Meeting, the Board of Directors of the Company requests such Stockholder to execute and return the enclosed proxy as soon as possible. The person who signs the proxy must be either (i) the registered Stockholder of such shares of Common Stock or
(ii) a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or any other person acting in a fiduciary or representative capacity on behalf of such registered Stockholder. A Stockholder can, of course, revoke a proxy at any time before it is voted, if so desired, by filing with the Secretary of the Company an instrument revoking the proxy or by returning a duly executed proxy bearing a later date, or by attending the Annual Meeting and voting in person. Any such filing should be sent to U.S. Digital Communications, Inc., 2 Wisconsin Circle, Suite 700, Chevy Chase, MD 20815; Attention: Secretary. Attendance at the Annual Meeting will not by itself constitute revocation of a proxy.


      The Company is paying all costs of the solicitation of proxies, including the expenses of printing and mailing to its Stockholders this Proxy Statement, the accompanying Notice of Annual Meeting of Stockholders, the enclosed proxy and the Annual Report.


      The Company has retained Morrow & Co. ("Morrow") to solicit proxies in connection with the Annual Meeting. For such services, the Company has agreed to pay Morrow a fee of $5,000. In addition, if Morrow is requested to make calls to, or receive calls from, individual record holders or non-objecting beneficial owners, the Company will pay Morrow $5.00 per each such call. The Company has also agreed to reimburse Morrow for costs and expenses incurred in connection with the distribution and mailing of solicitation materials.


      The Company will also reimburse brokerage houses and other custodians, nominees and fiduciaries for their expenses, in accordance with the regulations of the Securities and Exchange Commission, in sending proxies and proxy materials to the beneficial owners of the Company's Common Stock. Officers or employees of the Company may also solicit proxies in person, or by mail, telegram, telegraph, facsimile or telephone, but such persons will receive no compensation for such work, other than their normal compensation as such officers or employees.

                         PURPOSE OF THE ANNUAL MEETING


      At the Annual Meeting, the Stockholders will consider and vote upon (1) the election of seven directors to hold office until the next annual meeting and until their respective successors shall have been elected and qualified, or, until resignation, removal or death as provided in the Bylaws of the Company; (2) the approval of the 1998 Stock Option, Deferred Stock and Restricted Stock Plan; (3) the ratification of the appointment of independent auditors for the fiscal year ending December 31, 1999; and (4) such other matters as may properly come before the Annual Meeting.


                            VOTE REQUIRED; PROXIES


      The presence in person or by proxy of a majority of the shares of Common Stock outstanding and entitled to vote as of the Record Date is required for a quorum at the Annual Meeting. If a quorum is present, those nominated directors receiving a plurality of the votes cast will be elected. Accordingly, shares not voted in the election of directors (including shares covered by a proxy as to which authority is withheld to vote for all nominees) and shares not voted for any particular nominee (including shares covered by a proxy as to which authority is withheld to vote for only one or less than all of the identified nominees) will not prevent the election of any of the nominees for director. For all other matters submitted to Stockholders at the meeting, if a quorum is present, the affirmative vote of a majority of the shares represented at the meeting and entitled to vote is required for approval. As a result, abstention votes will have the effect of a vote against such matters.


      Shares of Common Stock which are represented by properly executed proxies, unless such proxies shall have previously been properly revoked, will be voted in accordance with the instructions indicated in such proxies. If no contrary instructions are indicated, such shares will be voted (1) FOR the election of all of the nominees for director named in this Proxy Statement; (2) FOR the approval of the 1998 Stock Option, Deferred Stock and Restricted Stock Plan; (3) FOR the ratification of the appointment of Reznick Fedder & Silverman P.C. as independent auditors for the fiscal year ending December 31, 1999; and
(4) in the discretion of the persons named in the proxies as proxy appointees as to any other matter that may properly come before the Annual Meeting.


      Shares held by brokers and other Stockholder nominees may be voted on certain matters but not others. This can occur, for example, when the broker or nominee does not have the discretionary authority to vote shares of Common Stock and is instructed by the beneficial owner thereof to vote on a particular matter but is not instructed on other matters. These are known as "non-voted" shares. Non-voted shares will be counted for purposes of determining whether there is a quorum at the meeting, but with respect to the matters as to which they are "non-voted," they will have no effect upon the outcome of the vote thereon.

                         ----------------------------


                             PROXY PROPOSAL NO. 1
                             ELECTION OF DIRECTORS


      The Bylaws of the Company require that the Board of Directors be comprised of not less than three nor more than nine members. There are currently five members of the Board of Directors and one vacancy. The Company did not hold an annual meeting of shareholders in 1997 or 1998.


      All five members of the Board of Directors have been renominated for election at the Annual Meeting. Two other individuals have also been nominated for election at the Annual Meeting, one to fill the current vacancy and one to fill a new vacancy to be created by the Board of Directors, which plans to increase the number of director positions from six to seven prior to the date of the Annual Meeting. If elected, such directors will hold office until the next annual meeting of stockholders and until their respective successors shall have been elected and qualified, or, until resignation, removal or death as provided in the Bylaws of the Company.


      The seven nominees have indicated a willingness to serve as directors, but in the event any nominee should become unavailable to serve as a director at the time of the Annual Meeting, an event which the Board of Directors does not expect, the Board of Directors will nominate a different person, and the proxies named on the enclosed proxy will vote for the election of such nominee.


      If a quorum is present at the Annual Meeting, the election of directors will require the affirmative vote of a plurality of the votes cast at the Annual Meeting in person or by proxy.


Directors


      The following table sets forth certain information as of April 12, 1999, regarding the seven nominees for director:


Name                            Age    Position
----------------------------   -----   -----------------------------------------------------
Robert Wussler                  62     Chairman of the Board, President and Chief Executive
                                       Officer of the Company
Lawrence Siegel                 50     Director of the Company
Thomas Glenndahl                53     Director of the Company
Henrikas Iouchkiavitchious      64     Director of the Company
A. Frans Heideman               56     Director of the Company
Irving Goldstein                61     Nominated for Director of the Company
Thomas Wheeler                  53     Nominated for Director of the Company

      Robert Wussler. Mr. Wussler has been Chairman of the Board since March 1997, a Director of the Company since May 1996 and President and Chief Executive Officer of the Company since May 1998. From June 1995 to May 1998, Mr. Wussler was the President and Chief Executive Officer of Affiliate Enterprises, Inc., a company owned by ABC television affiliates. Since February 1992, Mr. Wussler has been the President and Chief Executive Officer of the Wussler Group, a media consulting group. From 1989 to 1992, he was the President and Chief Executive Officer of COMSAT Video Enterprises, which was in the business of satellite delivery of entertainment to the U.S. lodging industry. Mr. Wussler is the former President of CBS Television and of CBS Sports and is the former Senior Executive Vice President of Turner Broadcasting System, Inc. Mr. Wussler is a member of the Board of Directors of the following public companies: EDnet, INC. (OTC-DNET); Nostalgia Network, Inc. (OTC-NNET); The Translation Group, Ltd. (OTC-THEO); and Beachport Entertainment Corporation (OTC-BPRT).


      Lawrence Siegel. Mr. Siegel has been a Director of the Company since March 1997. From March 1997 to July 1998, Mr. Siegel was the President and Chief Executive Officer of the Company, and had performed such duties since January 1997 upon the resignation of William Buck. From January 1996 until January 1997, Mr. Siegel was an independent consultant. From November 1994 until December 1995, Mr. Siegel was the President of Yellow Pearl, Inc., a software company founded by him in 1994. From 1992 to 1994, Mr. Siegel was the President of T-HQ, Inc., a software company. From 1989 to 1992, he was the President of the Entertainment Division of Atari Corporation.


      Thomas Glenndahl. Mr. Glenndahl was elected to the Board of Directors in August 1996. In 1982, Mr. Glenndahl founded the ASPECT Group, an international education consortium, which was acquired in 1998 by Sylvan Learning Systems (NASDAQ: SLVN). Mr. Glenndahl also co-founded Alpha Online, now part of the Internet group Razorfish. He also serves on the Boards of Directors of Aksu Pharmaceuticals in Turkey and Harling Properties in Sweden.


      Henrikas Iouchkiavitchious. Mr. Iouchkiavitchious has been a Director of the Company since February 1998. Since September 1990, Mr. Iouchkiavitchious has been an assistant director-general of UNESCO, a division of the United Nations.


      A. Frans Heideman. Mr. Heideman has been a Director of the Company since February 1998. Since 1993, Mr. Heideman has been the President of New Dominion Capital Group, an investment banking firm. Mr. Heideman is a director of Pyrocap International Corporation (OTC-PYOC), a manufacturer of specialty products related to fire suppression and odor control and a director of Orion Technologies, Inc., a Calgary-based company that provides professional internet services to businesses.


      Irving Goldstein. Mr. Goldstein served as Director General and Chief Executive Officer of INTELSAT, the International Telecommunications Satellite Organization, from 1992 to 1998. From 1966 to 1992, Mr. Goldstein was associated with COMSAT, the Communications Satellite Corporation, where he served as Chairman and Chief Executive Officer from 1985 to 1992. He is a Director of Computer Associates International, Inc. (NYSE: CA) and IDT Corp. (NASDAQ: IDTC).


      Thomas Wheeler. Mr. Wheeler is President and CEO of the Cellular Telecommunications Industry Association (CTIA), a position he has held since 1992. From 1976 to 1984, Mr. Wheeler was associated with the National Cable Television Association (NCTA), where he was President from 1979 to 1984. In 1994 President Clinton appointed Mr. Wheeler to a six-year term on the Board of Trustees of the John F. Kennedy Center for the Performing Arts. He is also a Director of the U.S. Capitol Historical Society, National Captioning Institute, and Tech Corps.


Compensation of Directors


      Non-employee members of the Board of Directors are entitled to a retainer fee of $6,000 per year, payable monthly, and $1,000 per meeting attended, as well as reasonable expenses incurred in attending such meetings.


Non-Employee Director Stock Option Plan


      Since March 1997, each non-employee Director has received every quarter an option to purchase up to 40,000 shares of Common Stock, with the options vesting on the 15th day of the month preceding the following quarter, under the provisions of the 1996 Non-Employee Directors' Stock Option Plan as amended (the "1996 Stock Option Plan"). On March 25, 1999, the Company and the recipients of options awarded under the 1996 Stock Option Plan (the "Participating Directors") agreed to cancel all of the options outstanding that had been awarded under the 1996 Stock Option Plan and any other options that had been awarded to the Participating Directors. A total of 1,250,000 options were cancelled. The Company simultaneously awarded new options to the Participating Directors at a ratio of 1.3 options for each option cancelled. Both the cancelled and newly issued options were priced at the fair market value of the Company's Common Stock at the time of issue and both were exercisable for five years from award. Of the 1,625,050 options newly awarded, 300,000 options were awarded pursuant to the terms of the 1996 Stock Option Plan and 1,325,050 pursuant to the terms of the 1998 Stock Option, Deferred Stock and Restricted Stock Plan (the "1998 Stock Option Plan").

      The quarterly option grants to non-employee Directors described above will continue to be awarded in 1999. None of the shares underlying any of the Company's stock option plans have been registered with the Securities and Exchange Commission. Furthermore, many of the cancelled options described above, as well as certain other options still outstanding, were not granted pursuant to a written plan. No family relationships exist between any of the Directors or executive officers of the Company, Skysite Communications Corporation, or International Satellite Group, Inc. ("INSAT"), or any other subsidiary.


Board of Directors and Committee Meetings


      The Board of Directors held five meetings in 1998. Each Director attended at least 75% of all meetings held during the period in 1998 for which he had been a director, except that Mr. Glenndahl was unable to attend four meetings. The Board has no committees.


      The Board of Directors recommends that the stockholders vote FOR each of the nominees listed above.


                     THE EXECUTIVE OFFICERS OF THE COMPANY

Executive Officers

      The following table sets forth the names, ages as of April 12, 1999 and business experience of the executive officers of the Company. Officers of the Company serve at the discretion of the Board of Directors of the Company.


        Name           Age                             Position
-------------------   -----   ----------------------------------------------------------
Robert Wussler         62     Chairman of the Board, President and Chief Executive
                              Officer of the Company
Edward Kopf            52     Executive Vice President and Secretary of the Company
Timothy Rockwood(1)    40     Senior Vice President of the Company
David Ives             46     Vice President, Treasurer and Controller of the Company
Charles Maynard        55     Chief Executive Officer of International Satellite Group,
                              Inc. ("Insat"), a wholly-owned subsidiary of the
                              Company.

----------
(1) Mr. Rockwood will be recommended to the Board of Directors for election as an officer on the day of the Annual Meeting.


      Robert Wussler. For a description of the business experience of Mr. Wussler, see "Directors."


      Edward Kopf. Mr. Kopf has been the Executive Vice President and Secretary of the Company since July 1998. Prior to that, from January 1997 to May 1998, Mr. Kopf was an independent consultant and from July 1991 to August 1996, he was the President and Chief Operating Officer of American Political Network, an information company located in Alexandria, Virginia. Mr. Kopf was Vice President of Circuit Cities Stores, Inc. from 1982 to 1990.


      Timothy Rockwood. Mr. Rockwood joined the Company in December 1998 as Senior Vice President with responsibilities for marketing, communications and investor relations. Previously, he served as Acting Director of the Discovery Health Channel and, earlier, as Vice President of Affiliate Enterprises, Inc., a company owned by ABC television affiliates. Mr. Rockwood's experience includes over 15 years of network television production and business development.


      David Ives. Mr. Ives joined the Company in November 1998 as Vice President, Treasurer and Controller. Prior to that, from May 1997 to August 1998, Mr. Ives was the Corporate Controller of Telco Communications Group, Inc. and was Assistant Corporate Controller from November 1996 to May 1997. From February 1994 to October 1996 he was Controller of LCC International, Inc. Mr. Ives was U.S. Corporate Controller of ADT Inc. from 1987 to 1993.

      Charles Maynard. Mr. Maynard has been the Chief Executive Officer of Skysite since July 1997 and of International Satellite Group, Inc, ("INSAT") since its formation in 1998. Prior to joining Skysite, Mr. Maynard was the President and Chief Executive Officer of Cybernetics Services, Inc., a public media and satellite network company engaged in the creation and delivery of specialized programs and advertising to various markets. From 1995 to 1997, Mr. Maynard was the President and Chief Executive Officer of Progressive World Messaging, a company engaged in the marketing and delivery of wireless data text messaging, voice messaging, extended cordless telephone service and interactive video services. From 1992 to 1995, Mr. Maynard served on the Board of Directors of Source Media Inc. and from 1992 to 1994, he was the managing director of TeleDiffusion de France.

Compensation of Executive Officers


      The following table sets forth the annual and long-term compensation paid by the Company for services performed on the Company's behalf for the fiscal years ended December 31, 1996, 1997 and 1998, with respect to those persons who served as the Company's Chief Executive Officer during the fiscal year ended December 31, 1998 and the Company's other most highly compensated executive officers who earned over $100,000 during the fiscal year ended December 31, 1998 (the "Named Executive Officers").


                          Summary Compensation Table



                                                                                                     Long Term
                                                    Annual Compensation                         Compensation Awards
                                   ------------------------------------------------------   ----------------------------
                                                                                             Securities
                                                                                             Underlying
                                                                                Other          Options
                                                                               Annual          (Number       All Other
   Name and Principal Position          Year          Salary      Bonus     Compensation     of Shares)     Compensation
------------------------------------------------------------------------------------------------------------------------
Robert Wussler,
 Chairman of the Board,
 President and Chief                1998(1)        $189,583        --           --             80,000        $54,140
 Executive Officer of the           1997               --          --           --            160,000            --
 Company                            1996               --          --           --             25,000            --
------------------------------------------------------------------------------------------------------------------------
Lawrence Siegel,
 President and Chief                1998(2)            --          --           --            160,000        112,497
 Executive Officer of the           1997(2)         250,288        --           --            160,000            --
 Company                            1996               --          --           --               --              --
------------------------------------------------------------------------------------------------------------------------
Charles Maynard,                    1998            171,999        --           --             60,000            --
 Chief Executive Officer of         1997             64,000        --           --             60,000            --
 Insat                              1996               --          --           --               --              --
------------------------------------------------------------------------------------------------------------------------
Philip Kernan,                      1998(3)         161,020        --           --             54,000            --
 President and Chief Financial      1997             50,002        --           --             54,000            --
 Officer of Insat                   1996               --          --           --              --               --
------------------------------------------------------------------------------------------------------------------------

----------
(1) Mr. Wussler was appointed President and Chief Executive Officer in May 1998. Prior to May 1998, Mr. Wussler received payments as a consultant.

(2) Upon the resignation of William Buck, Mr. Siegel replaced him as interim President and Chief Executive Officer of the Company in January 1997, and in March 1997, Mr. Siegel was appointed to such position until May 1998, when Mr. Wussler succeeded him. During 1998 Mr. Siegel received payments as a consultant.

(3) Mr. Kernan served as an officer of the Company's INSAT subsidiary through December 31, 1998.

Option Grants in Last Fiscal Year


      The following table sets forth certain information regarding awards of options for Common Stock to the Named Executive Officers during the fiscal year ended December 31, 1998.


  Common Stock Options Granted for the Fiscal Year Ended December 31, 1998(4)


                      (Individual Grants in fiscal Year)


                                                                                        Potential Realizable Value at
                                                                                           Assumed Annual Rates of
                                                                                        Stock Price Appreciation for
                                            Individual Grants                                  Option Term (2)
                       ------------------------------------------------------------   ---------------------------------
                          Shares          % of Total
                        Underlying     Options Granted      Exercise
                          Options      to Employees in     Price Per     Expiration
        Name              Granted        Fiscal Year        Share(1)        Date       0% ($)      5% ($)       10%($)
--------------------   ------------   -----------------   -----------   -----------   --------   ----------   ---------
Robert Wussler(2)          40,000             13.6        $  1.41          1/1/03          --      15,582       34,443
                           40,000             13.6        $  1.00          4/1/03          --      11,051       24,420
Lawrence Siegel(2)         40,000             13.6        $  1.41          1/1/03          --      15,582       34,433
                           40,000             13.6        $  1.00          4/1/03          --      11,051       24,420
                           40,000             13.6        $  4.86          7/1/03          --      53,709      118,683
                           40,000             13.6        $  4.00         10/1/03          --      44,205       97,681
Charles Maynard(3)         10,000              3.4        $  0.3125       1/31/02       1,725       2,770        3,976
                           10,000              3.4        $  0.3125       2/28/02          --         133          799
                           10,000              3.4        $  0.3125       3/31/02          --         254          945
                           10,000              3.4        $  0.3125       4/30/02       6,155       8,155       10,462
                           10,000              3.4        $  0.3125       5/31/02      12,345      15,679       19,525
                           10,000              3.4        $  0.3125       6/30/02      12,965      16,433       20,432
Philip Kernan(3)            9,000              3.1        $  0.3125       1/31/02       1,553       2,493        3,976
                            9,000              3.1        $  0.3125       2/28/02          --         119          719
                            9,000              3.1        $  0.3125       3/31/02          --         229          851
                            9,000              3.1        $  0.3125       4/30/02       5,540       7,339        9,416
                            9,000              3.1        $  0.3125       5/31/02      11,111      14,111       17,572
                            9,000              3.1        $  0.3125       6/30/02      11,669      14,789       18,389
                          --------------------------------------------------------------------------------------------
                          354,000            120.4                                     63,061     233,685      440,735
                          --------------------------------------------------------------------------------------------


----------
(1) All grants of options have been made with exercise prices equal to or above fair market value as determined by the Company at date of grant.

(2) Grants vest 75 days after award and have a term of 5 years.

(3) Grants vest on award and have a term of 4 years.

(4) See "Compensation of Directors--Non-Employee Director Stock Option Plan," for a discussion of certain option grants and cancellations subsequent to December 31, 1998.

Option Exercises and Year-End Option Values


      No options were exercised in fiscal year 1998 by any of the Named Executive Officers. The following table sets forth, as of December 31, 1998, the number of stock options and the value of unexercised in-the-money stock options held by the Named Executive Officers.


    Aggregate Option Exercises During the Fiscal Year Ended December 31, 1998
                      and Fiscal Year End Option Values(2)



                      Number of Shares Underlying      Value of Unexercised In-the-
                       Unexercised Options as of           Money Options as of
                           December 31, 1998               December 31, 1998(1)
                    -------------------------------   ------------------------------
Name                 Exercisable     Unexercisable     Exercisable     Unexercisable
-----------------   -------------   ---------------   -------------   --------------
Robert Wussler        265,000             0              $ 78,752           --
Lawrence Siegel       320,000             0              $ 78,752           --
Charles Maynard       120,000             0              $118,500           --
Philip Kernan         108,000             0              $106,715           --
------------------------------------------------------------------------------------
   Total              813,000             0              $382,719           --
------------------------------------------------------------------------------------

----------
(1) The dollar value of the unexercised options has been calculated by determining the difference between the fair market value of the securities underlying the options and the exercise price of the option at fiscal year-end.

(2) See "Compensation of Directors--Non-Employee Director Stock Option Plan," for a discussion of certain option grants and cancellations subsequent to December 31, 1998.


Employment and Severance Agreements


      In December 1998, the Company entered into an employment agreement with the Mr. Wussler, the President and Chief Executive Officer of the Company. The term of the agreement was five years starting on June 1, 1998. In addition to an annual salary and bonus starting at $325,000, subject to increases each year, the agreement provides for the granting of 200,000 options annually at a price of $2.00 per share and additional options upon the achievement of certain performance measures. Pursuant to the agreement, the Company will advance $150,000 to Mr. Wussler to be used to exercise options to purchase common stock held by him at December 31, 1998. The Company cannot terminate Mr. Wussler without cause except in the event of a change in control of the Company, in which case Mr. Wussler is to continue to receive all compensation through May 1, 2003.


      The Company does not have employment contracts with any of its other Named Executive Officers.


Stock Option Plans


      The Company has adopted three stock option plans, two of which, the 1996 Stock Option Plan and the 1998 Stock Option Plan, were adopted to provide a means of performance-based compensation in an effort to attract and retain qualified personnel. The Company can grant no further options pursuant to the terms of its third stock option plan -- the 1995 Stock Option Plan.


    1996 Stock Option Plan


      Effective May 1996, the Board of Directors adopted the 1996 Non-Employee Directors' Stock Option Plan (the "1996 Stock Option Plan"). The 1996 Stock Option Plan provides for the grant of stock options to the non-employee Directors of the Company. The terms of the 1996 Stock Option Plan provide that the exercise price of any options granted shall be no less than the fair market value of the Common Stock at the time of grant. The exercise period for any options granted under the 1996 Stock Option Plan is five years.

      The 1996 Stock Option Plan authorizes the grant of options to purchase 300,000 shares of Common Stock and as of December 28, 1998, 300,000 shares underlying the outstanding options were available for issue upon the exercise of such options. Subject to anti-dilution provisions for a stock split, stock dividend, combination or exchange of shares, recapitalization or other change in the capital structure of the Company, corporate separation or division of the Company, sale by the Company of all or a substantial portion of its assets, reorganization, rights offering, a partial or complete liquidation, or any other similar corporate transaction, the Board of Directors may adjust the number of shares available for grant under the 1996 Stock Option Plan, the number of shares underlying outstanding options, the exercise price of outstanding options and any other characteristics the Board of Directors deems necessary or appropriate. In the event of a change in control, as defined in the 1996 Stock Option Plan, any options not currently exercisable will become exercisable immediately upon the occurrence of an event constituting a change in control. Unless previously terminated by the Board of Directors, no options may be granted under the 1996 Stock Option Plan after December 31, 2000.


      The exercise price of any option granted under the 1996 Stock Option Plan is payable in full (i) in cash, (ii) by surrender of shares of the Company's Common Stock already owned by the option holder having a market value equal to the aggregate exercise price of all shares to be purchased, (iii) by the delivery of cash or the extension of credit by a broker-dealer, (iv) by the delivery of a note executed by the optionholder, (v) by requesting that the Company withhold whole shares of Common Stock then issuable upon exercise of any option, (vi) by certifying ownership of shares to the Board of Directors for later delivery, or (vii) by any combination of the foregoing.


      The Board of Directors may from time to time revise or amend the 1996 Stock Option Plan, and may suspend or discontinue it at any time. However, no such revision or amendment may impair the rights of any participant under any outstanding Award without such participant's consent.


      The Company has granted options to purchase 300,000 shares of Common Stock at a per share exercise price $0.58 per share, vesting on the date of grant under the 1996 Stock Option Plan.


    1995 Stock Option Plan


      In 1995, the Company adopted a stock option plan which permitted the grant of options to purchase up to 2,400,000 shares of the Company's common stock pursuant to Rule 701 of the Securities Act (the "1995 Stock Option Plan"). Rule 701 exempts the sale of securities pursuant to the exercise of stock options for those companies that are not required to make reports pursuant to Section 13 or 15(d) of the Exchange Act, if certain other conditions and restrictions are satisfied. Because the Company is required to file reports pursuant to Section 13 of the Exchange Act, the Company can no longer grant options pursuant to this Plan. The Company has granted options to purchase 895,200 shares pursuant to the 1995 Stock Option Plan, of which 50,000 shares have been issued, 200,000 shares have been cancelled and 645,200 are available for issue upon the exercise of such options. All grants made pursuant to the 1995 Stock Option Plan were made at a per share exercise price of approximately $0.63.

                           ------------------------


                             PROXY PROPOSAL NO. 2

               APPROVAL OF THE 1998 STOCK OPTION, DEFERRED STOCK
                           AND RESTRICTED STOCK PLAN


      Effective January 1998, the Board of Directors adopted, subject to the approval of the Stockholders, the 1998 Stock Option, Deferred Stock and Restricted Stock Plan (the "1998 Stock Option Plan"), which provides for the grant of qualified incentive stock options ("ISOs") that meet the requirements of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), stock options not so qualified ("NQSOs"), deferred stock, restricted stock, stock appreciation rights ("SARs") and limited stock appreciation rights awards ("LSARs," and together with ISOs, NQSOs, deferred stock, restricted stock and SARs, "Awards"). The 1998 Stock Option Plan is proposed to be approved by the Stockholders. The purpose of the 1998 Stock Option Plan is to enable the Company and its subsidiaries to obtain and retain competent personnel who will contribute to the Company's success by their ability, ingenuity and industry, and to provide incentives to such personnel and other important persons that are linked directly to increases in shareholder value, and will therefore inure to the benefit of all shareholders of the Company.


      Under the 1998 Stock Option Plan a maximum of 6,000,000 shares of the Company's Common Stock have been authorized for the granting of Awards, subject to adjustment upon certain corporate transactions, stock splits, or other events affecting the Company's Common Stock. If an option granted under the 1998 Stock Option Plan expires or terminates, or an Award is forfeited, the shares subject to any unexercised portion of such option or such Award will again become available for the issuance of further Awards under the 1998 Stock Option Plan.


      The 1998 Stock Option Plan permits the Administrator to grant to eligible employees stock options and/or SARs that are intended to qualify as "performance-based compensation" under Section 162(m) of the Code. Section 162(m) of the Code limits the deductibility of compensation paid to the Company's Chief Executive Officer and to each of the next four most highly paid officers unless that compensation is "performance based." Shareholder approval of the 1998 Stock Option Plan is necessary in order for compensation under the 1998 Stock Option Plan to be deemed "performance based."


      The following summary description of the 1998 Stock Option Plan is qualified in its entirety by the full text of the 1998 Stock Option Plan, copies of which may be obtained by the Stockholders upon request to the Office of the Secretary of the Company.


      Administration. The 1998 Stock Option Plan is administered by a committee of directors, who qualify as Non-Employee Directors as defined in Rule 16b-3 promulgated by the Securities and Exchange Commission, appointed by the Board of Directors or by the full Board of Directors (the "Administrator"). The Administrator is authorized to interpret and administer the 1998 Stock Option Plan and to act in selecting from among the eligible participants the directors, employees, consultants and advisors to whom Awards will be granted, in determining the type and amount of Awards to be granted to each such person and the terms and conditions of such Awards. In the event that option or SAR grants are intended to qualify as performance-based compensation, as described above, the Administrator must be a committee comprised solely of at least two directors who qualify as "outside directors" under Section 162(m) of the Code, or the full unanimous Board of Directors. The Board of Directors may from time to time revise or amend the 1998 Stock Option Plan and any outstanding Awards, and may suspend or discontinue the 1998 Stock Option Plan at any time. However, no such revision or amendment may impair the rights of any participant under any outstanding Award without such participant's consent or may, without shareholder approval, increase the number of shares subject to the 1998 Stock Option Plan, modify the employees or class of employees to participate under the 1998 Stock Option Plan, or extend the maximum option term under the 1998 Stock Option Plan.


      Eligibility. Officers and other key employees, directors, consultants and advisors of the Company, or a subsidiary or affiliate who are responsible for or contribute to the management, growth, and/or profitability of the business of the Company, would be eligible to receive NQSOs, deferred stock, restricted stock, SARs and LSARs. Officers and other key employees of the Company or a subsidiary or affiliate, including any director who is an employee would be eligible to receive ISOs.


      Awards. Under the 1998 Stock Option Plan, eligible participants may be awarded stock options and/or SARs. Stock options may be either ISOs or NQSOs. Unless otherwise determined by the Administrator, the per share price at which an option or a SAR could be exercised would be at least equal to the fair market value of a share of Common Stock (or 110% of fair market value for certain ISOs) on the date of grant of the Award.


      A SAR would entitle the recipient to receive a payment equal to the excess of the fair market value of the shares of Common Stock covered by the SAR on the date of exercise over the exercise price of the SAR. Such payment could be in cash, in shares of Common Stock, or in any combination thereof, as the Administrator may determine. A SAR could be awarded in tandem with options or separately.

      Stock options and SARs would be exercisable over a period to be designated by the Administrator, but not more than ten years (or five years for certain ISOs) after the date of the Award. All ISOs awarded under the 1998 Stock Option Plan would be non-transferable other than by will or by operation of the laws of descent and distribution. The total number of shares of the Company's Common Stock that would be available for option grants under the 1998 Stock Option Plan is 6,000,000 shares (subject to adjustments as described above), and no more than 4,000,000 shares could be made subject to options and SARs granted to any one employee over the life of the plan.


      Under the 1998 Stock Option Plan, the Company may make loans available to stock option plan holders, subject to the Administrator's approval, in connection with the exercise of stock options granted under the 1998 Stock Option Plan. If shares of Common Stock are pledged as collateral for such indebtedness, such shares may be returned to the Company in satisfaction of such indebtedness. If so returned, such shares shall again be available for issuance in connection with future stock options and Awards under the 1998 Stock Option Plan.


      The exercise price of any option granted under the 1998 Stock Option Plan is payable in full (i) in cash, (ii) by surrender of shares of the Company's Common Stock already owned by the option holder having a market value equal to the aggregate exercise price of all shares to be purchased including, in the case of the exercise of NQSOs, restricted stock subject to an Award under the 1998 Stock Option Plan, (iii) by cancellation of indebtedness owed by the Company to the optionholder, (iv) by a full recourse promissory note executed by the optionholder, (v) by requesting that the Company withhold whole shares of Common Stock then issuable upon exercise of any option, (vi) by arrangement with a broker which is acceptable to the Administrator, or (vii) by any combination of the foregoing. The terms of any promissory note may be changed from time to time by the Board of Directors to comply with applicable Internal Revenue Service or Commission regulations or other relevant pronouncements.


      Eligible participants also may be awarded LSARs under the 1998 Stock Option Plan. A LSAR is an Award granted in tandem with either an option or a SAR which may only be exercised within the 30-day period following a Change in Control, as defined in the 1998 Stock Option Plan, and only to the extent the related option or SAR, is exercisable. A LSAR permits the holder of an option or a SAR, as applicable, to receive a cash payment equal to the difference between the Change of Control Price, as defined in the 1998 Stock Option Plan, and the exercise price of the option or SAR, as applicable. The exercise of a LSAR is in lieu of the exercise of the related option or SAR. The terms of LSARs, subject to the terms of the 1998 Stock Option Plan, will be determined by the Administrator at the time of grant.


      The 1998 Stock Option Plan authorizes the award of restricted stock and deferred stock to eligible participants. Such restricted stock and deferred stock shall be subject to such restrictions, as the Administrator may determine. Except as otherwise determined by the Administrator, upon a termination of a restricted or deferred stock holder's employment by the Company for any reason during the applicable restricted period, all shares of restricted stock and all shares of deferred stock still subject to restriction shall be forfeited to the Company, and the participant shall only receive the amount, if any, paid by the participant for such restricted stock and deferred stock, plus simple interest on such amount at the rate of 8% per year. The Administrator may waive any or all remaining restrictions with respect to such restricted stock or deferred stock in its sole discretion, including but not limited to, upon the attainment of certain performance goals, the participant's termination, death or disability, or a Change of Control.


      Change of Control. Upon a Change of Control, unless otherwise determined by the Administrator or the Board of Directors prior the occurrence of such change, (i) any SARs outstanding for at least six months and any outstanding options under the 1998 Stock Option Plan shall become immediately vested and exercisable, (ii) the restrictions applicable to any restricted stock or deferred stock awards shall lapse and such shares shall be fully vested, (iii) any indebtedness incurred in connection with the exercise of an option shall be forgiven and (iv) at the discretion of the Administrator, all outstanding Awards shall be cashed out at the Change of Control Price.


      Term. The 1998 Stock Option Plan is, subject to the approval of the Stockholders, effective as of January 1, 1998, and will remain in full force and effect until the earlier of December 31, 2008 or the date it is terminated by the Board of Directors.

      Federal Tax Treatment. Under the present federal tax laws, the federal income tax treatment of Awards under the 1998 Stock Option Plan would be as follows:


      An employee would recognize no taxable income and the Company would not be entitled to a deduction when an ISO is awarded or exercised. (However, the exercise of an ISO (if the holding period rules described below were satisfied) would give rise to income includable by the option holder in his or her alternative minimum taxable income for purposes of the alternative minimum tax in an amount equal to the excess of the fair market value of the stock acquired on the date of the exercise of the option over the exercise price.) If an employee were to sell Common Stock acquired upon exercise, after complying with requisite holding periods, any gain or loss realized upon such sale would be long-term capital gain or loss. The Company would not be entitled to take a deduction as a result of any such sale. If the employee disposes of such Common Stock before complying with requisite holding periods, the employee generally will recognize ordinary income equal to the difference between the fair market value of the Common Stock on the date of exercise and the exercise price, and the Company will be entitled to a corresponding income tax deduction. Any excess of the amount realized upon such a disqualifying disposition over the fair market value at exercise would generally be long-term or short-term capital gain depending on the holding period involved. Special rules may apply to disqualifying dispositions where the amount realized is less than the value at exercise. Also, notwithstanding the foregoing, in the event that exercise of the option is permitted other than by cash payment of the exercise price, various special tax rules may apply.


      An option holder would recognize no taxable income and the Company would not be entitled to an income tax deduction if a NQSO were awarded. Upon exercise of a NQSO, the holder generally would realize ordinary income in an amount equal to the excess of the fair market value of the Common Stock over the exercise price, and, provided that the applicable conditions of Section 162(m) of the Internal Revenue Code are met, the Company would be entitled to a corresponding income tax deduction. Upon sale of the Common Stock acquired, the holder would realize short-term or long-term capital gain or loss, depending upon whether the stock had been held for more than one year, equal to the difference between the sale price of the Common Stock and the fair market value of the Common Stock on the date that the holder recognizes income with respect to the option exercise. Notwithstanding the foregoing, in the event that the exercise of the option is permitted other than by cash payment of the exercise price, various special tax rules may apply.


      The employee, director, consultant or advisor would recognize no taxable income and the Company would not be entitled to an income tax deduction if a SAR or LSAR were awarded. Upon exercise of a SAR or LSAR, the holder generally would realize ordinary income in an amount equal to the difference between the fair market value of the Common Stock on the date of exercise and the exercise price under the SAR or LSAR, and, provided any applicable conditions of Section 162(m) of the Internal Revenue Code were met, the Company would be entitled to a corresponding income tax deduction.


      Unless a holder of restricted stock makes an "83(b) election" (as discussed below), there generally would be no tax consequences as a result of the grant of restricted stock until the restricted stock is no longer subject to a substantial risk of forfeiture or is transferable. Generally, upon the lapse of the restrictions, the holder would recognize ordinary income, and the Company would be entitled to a deduction, equal to the difference between the fair market value of the stock at such time and the amount, if any, paid by the holder for the restricted stock. Subsequently realized changes in the value of the stock generally would be treated as long-term or short-term capital gain or loss, depending on the length of time the shares were held prior to disposition of such shares. In general terms, if a holder were to make an 83(b) election (under Section 83(b) of the Code) upon the award of restricted stock, the holder would recognize ordinary income on the date of the award of restricted stock, and the Company would be entitled to a deduction, equal to (i) the fair market value of the restricted stock as though the stock were (A) not subject to a substantial risk of forfeiture or (B) transferable, minus (ii) the amount, if any, paid for the restricted stock. If an 83(b) election were made, there would generally be no tax consequences to the holder upon the lapse of the restrictions, and all subsequent appreciation in the restricted stock would generally be eligible for capital gains treatment.


      The deferred stock has been designed with the intention that there would generally be no tax consequences as a result of the grant of a share of deferred stock until payment is made with respect to such deferred stock. Generally, when payment is made (and, it intended, not until such time), the holder of deferred stock would recognize ordinary income, and the Company would be entitled to a deduction, equal to the fair market value of the Common Stock and cash, as applicable, received upon payment.


      Additional special tax rules may apply to those Award holders who are subject to the rules set forth in Section 16 of the Securities Exchange Act.


      The foregoing tax discussion is a general description of certain expected federal income tax results under current law, and all affected individuals should consult their own advisors if they wish any further details or have special questions.


      Vote Required for Approval of the 1998 Stock Option Plan. The affirmative vote of holders of at least a majority of the shares of Common Stock present in person or by proxy and entitled to vote at the Annual Meeting, voting together as a single class, is required to approve the 1998 Stock Option Plan.


      The Board of Directors recommends that the Stockholders vote FOR approval of the 1998 Stock Option Plan.


          Compensation Committee Interlocks and Insider Participation


      The Company does not have a Compensation Committee of the Board of Directors. Decisions regarding the compensation of the Company's executive officers are made by the Board of Directors. The only current or former officers or employees of the Company that participated in decisions regarding the compensation of the executive officers of the Company during the year ended December 31, 1998 were Mr. Wussler, Mr. Siegel, Mr. Kopf and Jerome Greenberg, the Company's former Chairman of the Board of Directors, Vice President and Treasurer.


Board of Directors Report on Executive Compensation


      The Board of Directors is responsible for guiding the Company in the development and implementation of the Company's compensation policies, plans and programs. The intended purposes of these programs are to: (i) promote the interests of the Company and its stockholders by attracting and retaining officers and other key employees of exceptional ability; (ii) maximize the Company's long-term success and investment returns to stockholders; (iii) provide officers and key employees who are important to the Company's sustained growth with a proprietary interest in, and greater incentives to contribute to the success of the Company through ownership of the Company's Common Stock and stock options; and (iv) provide incentives for officers and other key employees which are competitive with those offered by other corporations in the business and geographic areas in which the Company operates. The Board of Directors reviews and recommends the annual compensation of the Company's executive officers and other members of management, which consists principally of base salary and stock option grants. The Board of Directors considers generally, among other things, the compensation of other executives in the Company's industry, to the extent known by the Board of Directors and other factors necessary to attract highly qualified management employees to the Company in its development stage. Mr. Wussler has entered into an employment agreement and severance agreement with the Company. See "Employment Agreements" on page 9 of this Proxy Statement.


      Base Salary. Base salary is designed to compensate executives and other key employees for individual performance. Such base salaries are intended to
(x) take into consideration the relative intrinsic value of the subject executive position to the Company, as measured by the position's scope of responsibility, strategic importance, technological requirements and complexity; (y) competitive salaries; and (z) individual performance. Executives and other key employees may or may not receive annual base salary increases, depending upon performance in the prior year and upon the achievement of individual and corporate performance goals.


      Long Term Incentives. Long term incentives are provided through annual stock option grants to executives, principally through the 1998 Stock Option Plan. Generally, stock options will have a term of three years and will vest in one year or less after the date of the award. Option exercise prices will equal the fair market value of the Common Stock on the date of grant. Outstanding options held by an employee are considered in connection with the award of new options.


      The proposed 1998 Stock Option, Deferred Stock and Restricted Stock will permit awards to eligible employees of stock options and/or SARs that qualify as "performance based compensation" under Section 162(m) of the Internal Revenue Code and restricted stock and deferred stock. Stock options may be either incentive stock options ("ISOs") under Section 422 of the Internal Revenue Code or non-qualified stock options. The total number of shares of the Company's Common Stock available for awards under the 1998 Plan will be 6,000,000 shares (subject to adjustments for reorganizations, stock splits, stock dividends and the like). Option exercise prices for ISOs will be at least equal to fair market value of the Company's Common Stock at the date of grant or 110% of fair market value for certain incentive stock options. See "Proxy Proposal No. 2" on page 10 of this Proxy Statement.


      CEO Compensation. Mr. Wussler, the President and Chief Executive Officer of the Company, is compensated pursuant to the terms of his Employment Agreement with the Company. See "Employee Agreements" on page 9 of this Proxy Statement. In developing Mr. Wussler's compensation, the Board of Directors considered Mr. Wussler's significant history of leadership in highly successful, large-scale public companies -- in particular at Turner Broadcasting System at a time of very rapid growth. In light of the Company's plans to expand at a rapid pace, this experience is expected to be critical to success. The Board also noted the importance of Mr. Wussler's credibility in the telecommunications industry generally. The Board believes that the assets that Mr. Wussler is able to provide to the Company are difficult to attract to a firm of the Company's current size -- but will be crucial to carrying out its ambitious plans -- and the Board was prepared to offer the compensation required to engage a person of the required quality.


                                Respectfully Submitted,
                                Board of Directors
                                  Robert Wussler
                                  Lawrence Siegel
                                  Thomas Glenndahl
                                  Henrikas Iouchkiavitchious
                                  A. Frans Heideman

                               Performance Graph


      The following graph compares the annual change in the cumulative total return, assuming the reinvestment of dividends, on the Company's Common Stock with the annual change in the cumulative total returns of the companies listed in the Center for Research in Security Prices ("CRSP") Total Return Index for the NASDAQ Stock Market--US Companies (the "NASDAQ Index") and the CRSP Total Return Index for NASDAQ Telecommunications Stocks (the "NASDAQ Telecom Index") for the period from December 8, 1995, the date on which the Common Stock began publicly trading on a limited basis on the NASDAQ Bulletin Board, to December 31, 1998. In each case, the graph assumes an investment of $100 on December 8, 1995.


[performance graph omitted]

                                            NASDAQ            U.S.
                            NASDAQ         Telecomm.        Digital
                            ------         ---------        -------
December 8, 1995            100.00          100.00          100.00
December 31, 1995            99.07          100.73          102.44
December 31, 1996           121.83          103.00           24.39
December 31, 1997           149.42          152.99           36.59
December 31, 1998           210.55          251.70           76.83


        Security Ownership of Certain Beneficial Owners and Management


      The table below is based on information obtained from the Company's records or from the persons named below with respect to the shares of Common Stock beneficially owned, as of March 31, 1999 (except as noted below), by (i) each person known by the Company to be the owner of more than 5% of the outstanding shares of Common Stock, (ii) each director of the Company, (iii) each of the Named Executive Officers and (iv) all executive officers and directors of the Company as a group.


                                                                                   Percentage of
                                                        Number of               Shares Beneficially
   Name of Beneficial Owner (1) (5) (6)       Shares Beneficially Owned (2)          Owned (3)
------------------------------------------   -------------------------------   --------------------
Robert Wussler                                            344,500                        1.6
Charles Maynard                                           120,000                         *
Philip Kernan (4)                                         108,000                         *
Thomas Glenndahl                                          448,550                        2.1
Lawrence Siegel                                           416,000                        2.0
A. Frans Heideman                                         208,000                        1.0
Henrikas Iouchkiavitchious                                208,000                        1.0
All directors and executive officers as a
 group (9 persons)                                      1,745,050                        7.8

----------


* Less than one percent.


(1) To the Company's knowledge, except as set forth in the footnotes to this table and subject to applicable community property laws, each person named in the table has or would have sole voting and investment power with respect to the shares of Common Stock set forth opposite such person's name. Each of such persons may be reached through the Company at 2 Wisconsin Circle, Chevy Chase, Maryland 20815.


(2) For each of such persons, represents currently vested but unexercised options to purchase Common Stock.


(3) The percentage of beneficial ownership is calculated using 20,767,966, shares of Common Stock which were outstanding on March 31, 1999. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to the securities. In computing the number of shares beneficially owned by a person and the percentage of ownership of that person, shares of Common Stock subject to options held by that person that are currently exercisable within 60 days of March 31, 1999 are deemed outstanding. Such shares, however, are not deemed outstanding for purposes of computing percentage ownership of any other person.


(4) Mr. Kernan served as an officer of the Company's INSAT subsidiary through December 31, 1998. Mr. Kernans' shares beneficially owned are therefore not included in the listing of shares owned by all directors and executive officers as a group.


(5) In connection with two private offerings of the Company's Series A Preferred Stock, the Company's placement agent, Wincap, Ltd., an International Business Company incorporated in the Bahamas ("Wincap"), received the right to acquire 2,380,000 shares of Common Stock. On March 19, 1999, Wincap exercised such right and directed the Company to issue Wincap 840,000 shares of Common Stock and to issue the remaining 1,540,000 shares to each of eight sub-agents. Each of Wincap and the eight sub-agents has separately advised the Company that it disclaims beneficial ownership with respect to any securities not actually issued to it.


(6) As of March 31, 1998, Irving Goldstein and Thomas Wheeler did not beneficially own any shares of the Company's Common Stock.


                Certain Relationships and Related Transactions

General

Jerome Greenberg


      On June 20, 1997, Jerome Greenberg agreed to contribute to the Company's treasury 5,902,200 shares of Common Stock that he beneficially owned in exchange for $10 and an agreement by the Company to use 6% of the funds raised from the sale of its Series A Preferred Stock to repay outstanding notes payable owed to Mr. Greenberg. As a result of this contribution, Mr. Greenberg retained 655,800 shares (plus options to purchase an aggregate of 100,000 shares of Common Stock). The Company entered into a settlement agreement with Mr. Greenberg on August 24, 1998 whereby the Company agreed to grant 200,000 shares of Common Stock to Mr. Greenberg and to pay him an aggregate of $750,000 in three equal installments on September 1, 1998 and January 5 and February 28, 1999 as payment in full for the Company's outstanding obligation. As of January 31, 1999, the Company has only paid the first installment which was due on September 1, 1998.

Robert Wussler


      In March 1997, the Board of Directors agreed to pay Robert Wussler a consulting fee of $8,000 per month. This consulting fee arrangement was discontinued when Mr. Wussler was appointed President and Chief Executive Officer of the Company in July 1998. In December, 1998, the Board of Directors approved an employment agreement between the Company and Mr. Wussler. See page 9 in this Proxy Statement for a description of that agreement.


     Compliance with Section 16(a) of the Securities Exchange Act of 1934


      Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers and directors, and persons who own more than 10% of a registered class of the Company's equity securities, to file reports of ownership and change in ownership with the Securities and Exchange Commission. Officers, directors and greater than 10% shareholders are required by Securities and Exchange Commission regulations to furnish the Company with copies of all Section 16(a) forms they file. Based solely on its understanding of the Section 16(a) filing requirements and the absence of forms furnished to the Company, the Company believes that during fiscal 1998 the following individuals failed to meet the Section 16(a) filing requirements applicable to its directors, officers and greater than 10% beneficial owners by not timely filing a Form 3, Initial Statement of Beneficial Ownership of Securities and/or a Form 4, Statement of Changes of Beneficial Ownership of Securities and/or a Form 5, Annual Statement of Beneficial Ownership of Securities: Mr. Glenndahl, Hugh Jencks, Jerome Greenberg, Mr. Wussler, Mr. Siegel, Mr. Maynard, Mr. Kernan, Mr. Kopf, Mr. Ives, Mr. Heideman, and Mr. Iouchkiavitchious.


                        INDEPENDENT PUBLIC ACCOUNTANTS


Declination/Resignation of Blackman Kallick Bartelstein, LLP.


      The Company's former independent public accountants, Blackman Kallick Bartelstein, LLP ("BKB"), declined to stand for re-election as the Company's auditors for the fiscal year ended December 31, 1997.


      The declination/resignation of BKB was effected by letter dated September 24, 1997.


      BKB's Report to the Company for the fiscal year ended December 31, 1996 was qualified with respect to the Company's ability to continue as a going concern. BKB's report stated that the Company's financial statements had been prepared assuming that it would continue as a going concern; that the Company continues to be a development stage enterprise and to date has not generated any revenues from product sales or positive cash flows from operations; that the ultimate success of the Company is dependent upon its ability to complete the development of its products and technology and to successfully introduce its products to the consumer marketplace; and that the Company must also be able to raise significant additional capital in debt or equity markets for both the introduction and development of products and also to sustain the day-to-day operations of the company. BKB concluded that these factors raised substantial doubt about the Company's ability to continue as a going concern.


      The decision to change accountants was not recommended or approved by the Company's Board of Directors or Audit Committee, although the Board of Directors understood that since the Company had moved its operations to California, it was not feasible to continue to have its books audited by a small, Chicago, Illinois based accounting firm and therefore understood that BKB would probably voluntarily resign or decline to stand for re-election as the Company's auditors.


      During the two most recent fiscal years, namely the fiscal years ended December 31, 1996, and December 31, 1997, and the subsequent interim periods preceding the decision of BKB to decline to stand for re-election as the Company's auditors, there were no disagreements with BKB on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.


Engagement/Resignation of Arthur Andersen


      On April 1, 1998, the Company engaged Arthur Andersen LLP as the Company's principal accountants to audit the Company's and its subsidiaries financial statements for the fiscal year ended December 31, 1997. On September 30, 1998, the Company's auditors, Arthur Andersen LLP, resigned as the Company's independent accountants. The change in accountant is a result of Arthur Andersen LLP's resignation and was not recommended or approved by the Company's Board of Directors, nor was such approval required in order to give effect to the resignation.


      Arthur Andersen LLP was engaged to perform an audit of the Company's and its subsidiary's 1997 consolidated financial statements and had issued an unqualified report, dated September 1, 1998, on the consolidated financial statements of the Company and its subsidiary as of and for the year ended December 31, 1997. That report, however, was not released by the Company, and on September 30, 1998, Arthur Andersen LLP withdrew the report. Arthur Andersen LLP's resignation and withdrawal were not related to the financial statements. Further, there were no disagreements between the Company and Arthur Andersen LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure or reportable events during such periods or through the interim period ended September 30, 1998 (date of resignation).


      Arthur Andersen LLP has advised the Company that at the time of its resignation, it was preparing to issue a management letter with comments and suggestions for consideration related to the Company's internal controls. This letter was to contain a reference to material weaknesses in the Company's internal controls over financial reporting for the year ended December 31, 1997. However, Arthur Andersen LLP had expanded the scope of its audit to take account of the weaknesses in internal control so as to be able to issue an unqualified report and its resignation and withdrawal of the report were unrelated to the Company's financial reporting for the year ended December 31, 1997. Management of the Company believes that it has begun to address the issues during 1998 with the employment of qualified personnel in financial reporting positions.


      On September 17, 1998, the Company became aware that persons affiliated with WS Marketing and Financial Services, Inc., the placement agent used by the Company during its Series B and C stock offerings in 1998, are currently under Federal indictment concerning matters unrelated to the Placement Agent's relationship with the Company.


Engagement of Reznick Fedder & Silverman P.C.


      The Company on October 15, 1998 engaged Reznick Fedder & Silverman P.C. to perform an audit of its financial statements for the fiscal year ended December 31, 1997. Prior to October 15, 1998, the Company had not consulted Reznick Fedder & Silverman P.C. regarding the application of accounting principles to a specified transaction where a written report or oral advice was provided to the Company that it considered an important factor in reaching a decision as to any accounting auditing or financial reporting issue. The Company subsequently engaged Reznick Fedder & Silverman P.C. to perform an audit of its financial statements for the fiscal year ended December 31, 1998.

                                  ----------


                             PROXY PROPOSAL NO. 3
              RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS


      The Company's independent auditors for the fiscal year ended December 31, 1998 were Reznick Fedder & Silverman P.C., independent public accountants. The Board of Directors has appointed Reznick Fedder & Silverman P.C. to audit the financial statements of the Company for the fiscal year ending December 31, 1999. The Board of Directors desires to obtain the Stockholders' ratification of such appointment. A resolution ratifying the appointment will be offered at the Annual Meeting. If the resolution is not adopted, the adverse vote will be considered as direction to the Board of Directors to select other auditors. Ratification requires the affirmative vote by holders of at least a majority of the shares of Common Stock voting on such matter.


      It is expected that representatives of Reznick Fedder & Silverman P.C. will be present at the Annual Meeting to respond to appropriate questions, and will have the opportunity to make a statement if they chose to do so.


      The Board of Directors recommends that the Stockholders vote FOR the ratification of Reznick Fedder & Silverman P.C. as the Company's independent auditors for the fiscal year ending December 31, 1999.


                 SHAREHOLDER PROPOSALS FOR 2000 ANNUAL MEETING


      Shareholder proposals intended to be presented at the 2000 Annual Meeting of Stockholders must be received by the Company for inclusion in its Proxy Statement and form of proxy relating to that meeting on or before December 16, 1999.

                                 OTHER MATTERS


      The Board of Directors knows of no other matters to be presented for action at the Annual Meeting. If any other matters should properly come before the Annual Meeting, it is intended that votes will be cast pursuant to the proxy in respect thereto in accordance with the best judgment of the persons acting as proxies.


                                        The Board of Directors
                                        April 14, 1999

                       U.S. DIGITAL COMMUNICATIONS, INC.
                         2 Wisconsin Circle, Suite 700
                             Chevy Chase, MD 20815


                   PROXY FOR ANNUAL MEETING OF STOCKHOLDERS
                                  May 6, 1999
          This Proxy is Solicited on Behalf of the Board of Directors

 The undersigned hereby constitute(s) and appoint(s) Robert Wussler and Edward Kopf, and each of them, as proxies of the undersigned, with full power of substitution, to vote all shares of Common Stock of U.S. Digital Communications, Inc. (the "Company") which the undersigned is (are) entitled to vote at the Annual Meeting of the Stockholders of the Company to be held at Ristorante Terrazza, 2 Wisconsin Circle, Chevy Chase, MD 20815, on Thursday, May 6, 1999, at 9:00 a.m. EDT, and at any adjournment(s) or postponement(s) thereof (the "Annual Meeting"), on all matters that may come before such Annual Meeting. Said proxies are instructed to vote on the following matters in the manner herein specified.


1. Election of the following Seven Nominees as Directors  [ ] FOR all nominees listed above
   of the Company: Robert Wussler; Lawrence Siegel;       [ ] WITHHOLD AUTHORITY
   Thomas Glenndahl; Henrikas Iouchkiavitchious; A. Frans     to vote for all nominees listed above
   Heideman; Irving Goldstein; and Thomas Wheeler.        [ ] FOR all nominees listed above
                                                              except withhold authority to vote
                                                              for the following nominee(s):
                                                    ------------------------------------------
2. Proposal to approve the Company's 1998 Stock           [ ] FOR approval of the Plan
   Option, Deferred Stock and Restricted Stock Plan       [ ] AGAINST approval of the Plan   [ ] ABSTAIN
   (the "Plan").

3. Proposal to ratify the appointment of Reznick
   Fedder & Silverman P.C. as independent auditors        [ ] FOR ratification of the
   for the Company for the fiscal year ended                  appointment of Reznick Fedder &
   December 31, 1999.                                         Silverman P.C. as independent
                                                              auditors for the Company
                                                          [ ] AGAINST ratification of the    [ ] ABSTAIN
                                                              appointment of Reznick Fedder &
                                                              Silverman P.C. as independent
                                                               auditors for the Company

                                 (to be signed on other side)

4. In their discretion, the proxies are authorized to vote upon such other matters as may properly come before the Annual Meeting.

IF THIS PROXY IS PROPERLY EXECUTED, THE SHARES OF COMMON STOCK COVERED HEREBY WILL BE VOTED AS SPECIFIED HEREIN. IF NO SPECIFICATION IS MADE, SUCH SHARES WILL BE VOTED "FOR" THE NOMINEES FOR DIRECTOR, "FOR" THE APPROVAL OF THE COMPANY'S 1998 STOCK OPTION, DEFERRED STOCK AND RESTRICTED STOCK PLAN, "FOR" THE RATIFICATION OF THE APPOINTMENT OF REZNICK FEDDER & SILVERMAN P.C. AS INDEPENDENT AUDITORS FOR THE COMPANY AND AS THE PROXIES DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING.
The undersigned hereby revoke(s) all previous Proxies and acknowledge(s) receipt of the Notice of the Meeting dated April 12, 1999, the Proxy Statement attached thereto and the Annual Report of the Company for the fiscal year ended December 31, 1998 forwarded therewith.

                                                        Dated:     , 1999
                                                        -----------------------

                                                        -----------------------

                                                        Signature


                                                        -----------------------

                                                        Signature


                                                        Please mark, sign and
                                                        return this Proxy
                                                        promptly using the
                                                        enclosed envelope. If
                                                        stock is held in the
                                                        names of joint owners,
                                                        each should sign.
                                                        Persons signing as an
                                                        attorney, executor,
                                                        administrator,
                                                        guardian, trustee,
                                                        corporate officer or in
                                                        any other fiduciary or
                                                        representative capacity
                                                        should give full title.